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                                                                   Exhibit 5.1

                     [LETTERHEAD of O'MELVENY & MYERS LLP]



October 16, 2000


International Rectifier Corporation
233 Kansas Street
El Segundo, California  90245

      RE: REGISTRATION OF NOTES AND SHARES OF COMMON STOCK OF INTERNATIONAL RECTIFIER CORPORATION

Ladies and Gentlemen:

         We have acted as counsel to International Rectifier Corporation, a Delaware corporation (the "Company"), in connection with the registration statement on Form S-3 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of (i) $550,000,000 aggregate principal amount of the Company's 4 1/4% Convertible Subordinated Notes due 2007 (the "Notes"), issued pursuant to that certain Indenture dated as of July 19, 2000 (the "Indenture"), between the Company and Wells Fargo Bank Minnesota, National Association, as trustee (the "Trustee"), and (ii) 7,438,967 shares of the common stock, par value $1 per share, of the Company, issuable upon conversion of the notes (the "Shares"). At your request, we are providing this opinion to you for filing as Exhibit 5.1 to the Registration Statement.

         In our capacity as your counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

         We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

         On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

         (a) The Notes constitute legally valid and binding obligations of the Company, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or

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    affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

         (b) The Shares, when issued upon conversion of the Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

         The law covered by this opinion is limited to the present federal law of the United States, the present law of the States of California and New York and the present General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

         We hereby consent to the use of this opinion in the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.

                                  Respectfully submitted,

                                  /s/ O'Melveny & Myers LLP